Exhibit 10.3

Protalex, Inc.

131 Columbia Turnpike, Suite 1

Florham Park, New Jersey 07392

February    , 2018

Niobe Ventures, LLC

410 Park Ave

New York, NY 10022

Re: Agreement to Exchange Outstanding Debt

Gentlemen:

This will confirm the agreement we have reached with respect to the outstanding debt due and owing from Protalex, Inc. (“Protalex”) to Niobe Ventures, LLC (“Niobe”) as evidenced by promissory notes issued by Protalex to Niobe (the “Notes”).

As we have advised you, Protalex is contemplating a private placement of a minimum of $1 million and a maximum of $2 million of Senior Convertible 10% Notes, due on the fifth anniversary date of issuance (the “Private Placement”). Simultaneous with the initial closing of the Private Placement, the Company and Niobe hereby unconditionally agree to exchange the full principal amount of the Notes for shares of Protalex common stock, par value $.00001 per share (“Common Stock”), at the price per share of $1.20. Upon such exchange, the outstanding indebtedness represented by the Notes and all of the rights, duties and obligations of all parties to the credit facility agreements relating to the Notes, the Notes and the related security agreements shall immediately terminate, other than Niobe’s right to the payment in cash of accrued and unpaid interest under the Notes which will be evidenced by a new note with a due date after the maturity date of the notes issued in the Private Placement.

Niobe agrees and acknowledges that the shares of Common Stock to be issued to Niobe upon conversion of the Notes as contemplated by this letter agreement (the “Shares”) will be “restricted securities” and that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities law and that it is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Shares otherwise in compliance with applicable federal and state securities laws).

Upon issuance of the Shares as contemplated by this letter agreement, the Shares shall be duly authorized, full paid and nonassessable shares of Common Stock.

In furtherance of the transactions contemplated by this letter agreement, each of Protalex and Niobe, at any time or from time to time after the date hereof, agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereto.

In the event that the Private Placement is not consummated on or before March 31, 2018, then this letter agreement and the rights and obligations hereunder shall be null and void, ab initio.

Sincerely,

PROTALEX, INC.

By:
Kirk Warshaw
Chief Financial Officer

AGREED TO AND ACCEPTED:

NIOBE VENTURES, LLC

By:
Arnold P. Kling, Manager